Agreement

Entered into and signed on June 5, 2007

Between:
1. Yossi Attia and/or a company in his control
2. Darren Dunckel and/or a company in his control
3. Emvelco Corporation

(Hereinafter, together and separately: the "Investors")

and Between Upswing Ltd.

WHEREAS, the members of the investment group engage in various real estate activities, including a real estate project in Las Vegas and projects in Croatia;

WHEREAS, the Investors are interested in purchasing the control in a corporate shell of a public company traded on the Tel-Aviv Stock Exchange against the transfer of rights in the various projects in their control to the above-mentioned public company, and at a later stage to raise capital from the Israeli public;

WHEREAS, Upswing has experience in, purchasing public corporate shells, reorganization of companies, economic consultation to companies and the preparation of them for offers by public investors and/or to the public, and also in accompanying and consultation of private and public issuances;

Accordingly it was agreed, declared, and conditioned between the parties as follows:

1. The introduction to this agreement is an inseparable part of it.

2. The investors acknowledge that it is known to them that based on this agreement Upswing intends to purchase the control in a public corporate shell, for the Investors needs. (the "Shell").

3. Upswing will accompany the investors and will advise them in all that is involved in organization of the companies and the projects abroad that will be transferred at a later stage to the Shell, including all that relates to the structure of holdings in them, and formation of foreign companies that may be needed.

   The investors will provide Upswing with access to all the project managers abroad and to local consultants that accompany the projects and will instruct them to cooperate with Upswing. Upswing will visit the projects' sites (expenses paid by the investors) and will form its recommendations after studying all aspects of the projects, including costs, expected profits, the expected time for their completion and any other factor relevant to the matter.

Y. A.

4. Closely after the purchasing of the Shell by Upswing, the parties will act to approve a private offering of the shares of the Shell, in a manor in which the investors and/or the companies in their control will own 76% of the total shares of the Shell, according to a division between them that will be determined by them, and all against the transfer of rights in the projects and the control of the investors in Las Vegas and/or Croatia that their overall value (net) according to independent valuation will be at lest twenty million US dollars.

5. After purchasing the shares in the Shell by the investors pursuant to the private offering, Upswing will provide the Shell with consultation services in connection with the initial public offering, which the Shell will execute until the day of August 15, 2007, for an additional consideration to be agreed between Upswing and the management of the Shell. Furthermore, Upswing will assist the shell in hiring a chief executive officer and a chief financial officer.

6. For the services of Upswing in connection with accompanying the investors in all that relates to preparation to the private offering as stated above, including consultation in connection with the structure of the holdings and the projects abroad, the private offering and the manner of their transfer to the shell, the investors will pay Upswing $2,250,000 and sales tax as required by law (the consideration to Upswing). The consideration to Upswing will be paid to Upswing by the investors as follows:

   6.1. At the execution of this agreement the Investors will advance Upswing $250,000 (the "First Payment") that will be considered as a loan to Upswing until the completion of the private offering of the shares of the Shell to the investors, and the completion of the issuance will become the first payment on account of the consideration to upswing and sales tax will be added to it as required by law.

   6.2. An amount of $2,000,000 (in addition to sales tax as required by law) at the time of completion of the public issuance of the shares of the shell. (the "Second Payment"); however, if the shell will raise an amount of at least $2,000,000 in a private offering before the public offering, the investors will pay Upswing an amount of $1, 000,000 on account of the Second Payment, and the balance of the Second Payment will be paid upon completion of the public offering.

7. If the private offering of the shares of the Shell to the investors will not be completed till the day of September 30, 2007 because of a breach by Upswing of any of its obligations according to this agreement, Upswing will return the amount of the First Payment to the investors with 12% interest.

YAP.. S. YERNI

Y. A

אפסווינג בע"מ

8. If the investors decide to not purchase the control in the Shell, this agreement will be terminated; however, the First Payment will remain with Upswing as final agreed consideration for its efforts, and the loan will be considered as if it was fully re-paid.

9. The parties will cooperate to complete the private offering of the shares of the Shell to the investors and to complete the raising of private and/or public capital to the Shell.

EMVELCO Corporation

By: ______________________
Yossi Attia, it's CEO

____
Darren Dunckel

____
Yossi Attia

UPSWING LTD.

By: Yaron S. Yenni